UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2020

 U.S. PHYSICAL THERAPY, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-11151	76-0364866
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 West Sam Houston Parkway South, Suite 300, Houston, Texas	77042
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 297-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	USPH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
◻

Item  8.01     Other Events.

Business Update
As disclosed in a series of filings with the SEC and further described in detail in U.S. Physical Therapy, Inc.’s (the “Company”) Quarterly Report on Form 10-Q for the first, second and third quarters of 2020, the Company’s results in 2020 have been negatively impacted by the effects of the COVID-19 pandemic.  Management has taken a number of steps to reduce costs, make up for operating losses incurred in March and April, and increase profits.  While patient volumes initially dropped to approximately 40% to 45% of normal in the early stages of the pandemic, patient volumes have since improved to be only slightly below pre-COVID levels.  The Company’s average physical therapy patient volumes per clinic per day were 26.2, 18.9 and 25.8 in the first three quarters of 2020.  In October and November 2020, volumes per clinic per day were 27.7 and 28.2, respectively, as compared to 28.1 and 28.3 in October and November 2019, respectively.
The recent resurgence in COVID cases across the nation has resulted in a significant increase in the number of Company employees who have had to take a leave of absence or otherwise refrain from working due to quarantine.  The Company maintains stringent guidelines and protocols for those exposed or potentially exposed to COVID.  From March 2020 to September 2020, the Company had a combined total of 302 employees who were required to be out of work for a portion of a month due to quarantine, or an average of 43 per month, with a peak of 84 in July.  The number of employees under quarantine increased to 139 in October 2020 and further escalated to 376 in November 2020.  Approximately 93% of those quarantined in October and November were exposed outside of the workplace.  The Company expects the number of quarantined employees to remain at an elevated level in December.
The continued strength of patient volumes in October and November coupled with the increase in quarantined employees has resulted in higher salaries and related costs in October and November, which is expected to continue in December.
Summary of Risk Factors

Our business can be affected by certain risks, uncertainties and factors which include, but are not limited to:
•	the multiple effects of the impact of public health crises and epidemics/pandemics, such as the novel strain of COVID-19 (coronavirus) which the financial magnitude cannot be currently estimated;
•	changes as the result of government enacted national healthcare reform;
•
changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification and/or enrollment status, including the Medicare reimbursement reduction scheduled to become effective January 1, 2021;

•	revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;
•	business and regulatory conditions including federal and state regulations;
•	governmental and other third-party payor inspections, reviews, investigations and audits, which may result in sanctions or reputational harm and increased costs;
•	compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
•	changes in reimbursement rates or payment methods from third party payors including government agencies, and changes in the deductibles and co-pays owed by patients;
•	revenue and earnings expectations;
•	legal actions, which could subject us to increased operating costs and uninsured liabilities;
•	general economic conditions;
•	availability and cost of qualified physical therapists;
•	personnel productivity and retaining key personnel;
•
competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;

•
competitive environment in the industrial injury prevention business, which could result in the termination or non-renewal of contractual service arrangements and other adverse financial consequences for that service line;

•	acquisitions, purchase of non-controlling interests (minority interests) and the successful integration of the operations of the acquired businesses;
•	maintaining our information technology systems with adequate safeguards to protect against cyber-attacks;
•
a security breach of our or our third party vendors’ information technology systems may subject us to potential legal action and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 of the Health Information Technology for Economic and Clinical Health Act;

•	maintaining adequate internal controls;
•	maintaining necessary insurance coverage;
•	availability, terms, and use of capital; and
•	weather and other seasonal factors.

Refer to Item 1A. Risk Factors in the Company’s Quarterly Report on Form 10-Q filed on May 21, 2020 and the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 28, 2020 for a listing and explanation of risk factors.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. PHYSICAL THERAPY, INC.

Dated: December 9, 2020	By:	/s/ CAREY HENDRICKSON
Carey Hendrickson
Chief Financial Officer
(duly authorized officer and principal financial and accounting officer)